On [Date] (the “Grant Date”), T. Rowe Price Group, Inc. (“Price Group”) granted you [Number of Units] restricted stock units (the “Stock Units”) as a performance-based restricted stock unit award under the T. Rowe Price Group, Inc. 2020 Long-Term Incentive Plan (the “2020 Long-Term Incentive Plan”). The closing price of Price Group common stock (“Common Stock”) on the Grant Date was $[Price] per share. This grant is intended to be a Performance Award as defined in the Long-Term Incentive Plan. On vesting, the Stock Units earned convert to shares of Common Stock, as described in the 2020 Long-Term Incentive Plan. The terms of this Performance Award are governed by this Notice of Grant and the 2020 Long-Term Incentive Plan, which together constitute your Award Agreement. Unless otherwise provided in this Notice of Grant, the terms of the 2020 Long-Term Incentive Plan and any determinations or resolutions of the Board or the Administrator, or its designee, shall govern and control your Award. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the 2020 Long-Term Incentive Plan and the determinations or resolutions.
Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.

Performance Threshold:

Price Group's operating margin (“OM”) for the three-year period measured from January 1, [Year] through December 31, [Year+2] (the “Performance Period”) is at least 50% of the average operating margin of the Peer Companies for the same period, subject to adjustment as described in the Statement of Additional Terms (the “Industry Average Margin”). Operating margin for Price Group and any Peer Company will be determined by dividing total net operating income by total revenues for the Performance Period, as reported in the consolidated financial statements filed with the Securities and Exchange Commission or, if the financial statements are not available for a Peer Company at the time of determination, as otherwise disclosed in a press release by the Peer Company; in each case as adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For this purpose, the Peer Companies are the entities listed below, and the determination of the Industry Average Margin is subject to adjustment as described in the Plan.

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Determination of Performance Awards Earned:
The Executive Compensation and Management Development Committee of Price Group’s Board of Directors will determine, within 60 days after the close of the Performance Period, the extent to which the Performance Threshold has been achieved. Stock Units eligible to be earned according to the vesting schedule below will be determined as follows:

Price Group’s OM for the Performance Period as a percentage of the Industry Average Margin	Percentage of Stock Units Granted that are Earned
≥100%	100%
≥90%, but <100%	90%
≥80%, but <90%	80%
≥70%, but <80%	70%
≥60%, but <70%	60%
≥50%, but <60%	50%
<50%	0%

Vesting Schedule:
Except as otherwise provided in the 2020 Long-Term Incentive Plan, so long as your Service with Price Group and/or its affiliates is continuous from the Grant Date through any Vesting Date below, you will vest in the corresponding percentage of the Stock Units earned (as determined in the table above) and they will be converted to shares of Common Stock.

Vesting Date	Percentage of Earned RSUs that Vest
[Date]	50%
[Date]	50%

Dividend Equivalents:
You shall not have any rights as a stockholder until your Stock Units vest and you are issued shares of Price Group common stock in cancellation of the vested Stock Units. If Price Group declares a dividend, you will receive a Dividend Equivalent payment in cash equal to the actual dividend per share of Price Group common stock that is declared multiplied by the number of unvested Stock Units, if any, that are earned as of the end of the Performance Period. During the Performance Period you shall not be entitled to any dividend or Divided Equivalent payments related to your Award.
The 2020 Long-Term Incentive Plan describes additional circumstances under which you may earn the Stock Units.
Extended Notice Periods, and Restrictive Covenants:
The granting of this award is conditioned on your agreeing to, and complying with, the restrictions set out separately in the addendum to your employment contract dated [DATE], issued by your Price Group employing entity (“Local Addendum”). In order to earn and become entitled to receive shares of Price Group common stock pursuant to the terms of the 2020 Long-Term Incentive Plan, you must comply with the restrictions contained in the Local Addendum without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group.
Enforcement:
Remedies for breach of the terms of the Local Addendum. If you breach the terms of the Local Addendum or otherwise breach any of the agreements or covenants set forth in this Notice of Grant you agree that in addition to any other provisions that are enforceable against you or remedies available to Price Group under the terms of the 2020 Long-Term Incentive Plan Price Group, all unvested Stock Units then held by you will be immediately forfeited for no consideration.
Recoupment:
As provided in Section 16(h) of the 2020 Long-Term Incentive Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Administrator prior to or after the effective date of the 2020 Long-Term Incentive Plan, and as such policy may be amended from time to time after its adoption.
Signature:
Your acceptance of this Notice of Grant, such acceptance to be in whatever form as may be required by or acceptable to Price Group, including, but not limited to by your signature, whether in wet or electronic form, includes (i) your acceptance of and agreement to be bound by the 2020 Long-Term Incentive Plan, and (ii) your acceptance of and agreement to comply with the provisions of this Notice of Grant governing the Notice Requirements, your obligation to maintain the confidentiality of all Price Group Confidential Information, and the Restrictive Covenants without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group. Your failure to affirmatively accept this grant will result in the cancelation of the Award documented in this Notice of Grant.

This restricted stock unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.